PRESS RELEASE
JANUARY 19, 2006
PATAPSCO BANCORP, INC.                     FOR IMMEDIATE RELEASE
                                           ---------------------
                                           For further information contact:
                                           Joseph J. Bouffard, President and CEO
                                           (410) 285-9327


                             PATAPSCO BANCORP, INC.
            TO CALL ALL PREFERRED STOCK FOR REDEMPTION OR CONVERSION


BALTIMORE, MD (January 19, 2006) Patapsco Bancorp, Inc. (OTC Bulletin Board:
PATD) announced today that its Board of Directors has voted to call for redemption all outstanding shares of Series A Non-cumulative, Perpetual Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), that have not been converted into common stock at the election of the holders and remain outstanding on or prior to the close of business on March 31, 2006 (the "Redemption Date"). All shares of Series A Preferred Stock not converted into shares of Patapsco Bancorp, Inc. common stock prior to the close of business on the Redemption Date will be automatically redeemed.

Prior to the Redemption Date, holders of Series A Preferred Stock may elect to convert such shares into shares of Patapsco Bancorp, Inc. common stock at a rate of 3.993 shares of common stock for each share of Series A Preferred Stock, which, based on the most recent sales price for Patapsco Bancorp, Inc. common stock of $11.00 per share, would amount to a value of $43.92 per share. In accordance with the terms of the Series A Preferred Stock, all shares of Series A Preferred Stock not converted prior to the close of business on the Redemption Date will be redeemed by the Company in exchange for a cash payment of $25.00 per share plus all accrued and unpaid dividends on the Series A Preferred Stock for the quarter ending March 31, 2006.

From and after the Redemption Date, dividends on the Series A Preferred Stock will cease to accrue and the Series A Preferred Stock will no longer be deemed outstanding.

If all holders were to elect to convert their shares, a total of 341,525 shares of common stock would be issued. Patapsco Bancorp, Inc. currently has approximately 1,468,011 shares of common stock outstanding.

Patapsco Bancorp, Inc. will be sending a notice of redemption to the registered holders of the Series A Preferred Stock, including a letter of transmittal to be used in surrendering certificates for conversion or redemption.

Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which serves Baltimore County and the surrounding communities, including lending efforts in Harford and Cecil Counties, Maryland, from its main office located at 1301 Merritt Boulevard, Dundalk, Maryland and its four branch offices located in Baltimore County and Baltimore City.